Exhibit 10.2
SYBASE, INC.
AMENDED AND RESTATED 2003 STOCK PLAN
FORM OF NOTICE OF STOCK OPTION GRANT
AND
AGREEMENT

Sybase, Inc.

ID: 94-2951005

One Sybase Drive

California 94568	Dublin,
          (925) 236-4566 fax# 236-5502

[name]	Option Number [ ]
[home address]	Plan: Amended 2003 Stock Plan
ID: [ ]

Effective [DATE], (“Grant Date”), you have been granted a Non-Qualifed Stock Option to purchase [NUMBER] (       ) shares of Sybase, Inc. common stock at an Exercise Price of $[PRICE] per share pursuant to the Sybase, Inc. Amended and Restated 2003 Stock Plan (the “Plan”). Except as otherwise defined herein, terms with initial capital letters shall have the same meanings set forth in the Plan. If you are an employee of Sybase or a Sybase subsidiary, a copy of the Plan is available on Syberspace at http://syberspase.sybase.com/site/site_doc/docdisplay/0,260,00.html. If you are not an employee of Sybase, a copy of the Plan is attached to this Notice and Agreement. In either case, the terms and conditions of the Plan are incorporated herein by this reference.
Subject to the terms and conditions of the Plan, this Option shall vest over a period of [INSERT VESTING TERMS IF NON-STANDARD][forty-eight (48) months from the Grant Date as follows: The Option shall vest as to 1/8 of the total Shares on the six month anniversary of the Grant Date, and shall vest as to 1/48 of the total Shares per month thereafter.] This Option shall expire seven (7) years from the Grant Date.
Your acceptance of this grant and any exercises of this option are subject to your acknowledgement and agreement that this Notice and Agreement and this Option are subject to the following Sybase policy:
(a) If Sybase’s Board of Directors determines that there has been a significant restatement of Sybase’s financial results due to misconduct by one or more of Sybase’ employees (as determined by the Board), the Board will review any incentive compensation (including the Option granted under this Notice and Agreement) that was paid to such employees and calculated on the basis of having met or exceeded specific performance targets for performance periods which occurred during the restatement period. If the Board determines that the incentive compensation would have been lower had it been calculated based on such restated results, to the extent permitted by governing law and employment contracts, then with respect to the employees whose misconduct contributed to the restatement, (1) the Board will seek to recoup, for the benefit of Sybase, and such employees agree to return, the difference between the cash compensation actually paid to the employees and the cash compensation that would have been paid had the calculation been based on the restated financial statements, and (2) such employees agree to (i) forfeit all of his or her outstanding equity grants (including the Option granted under this Notice and Agreement) granted on or after February 5, 2008, whether or not they have vested, and (ii) repay proceeds from the sale of shares obtained pursuant to an equity grant including the Option granted under this Notice and Agreement) granted on or after February 5, 2008 if the sale occurred during the 12 month period following the initial filing of the financial statements that are later restated. (b) The actions contemplated by this section are in addition to any other actions imposed by law enforcement agencies, regulators or other authorities
By accepting this grant and exercising any portion of the Option, you represent that you: (i) agree to the terms and conditions of this Notice and Agreement and the Plan; (ii) have reviewed the Plan and the Notice and Agreement in their entirety, and have had an opportunity to obtain the advice of legal counsel and/or your tax advisor with respect thereto; (iii) fully understand and accept all provisions hereof; (iv) agree to accept as binding, conclusive, and final all of the Administrator’s decisions regarding, and all interpretations of, the Plan and the Notice and Agreement; and (v) agree to notify the Company upon any change in your home address indicated above.
You are not required to return a signed copy of this Notice of Stock Option Grant and Agreement. Please retain it for your records.

Dated: [DATE]
For Sybase, Inc.: [NAME]